Exhibit 99.1

June 28, 2011

Boards of Directors of
First Security Group, Inc. and FSGBank, N.A.
531 Broad Street
Chattanooga, TN 37402

Dear Fellow Directors,

Please accept my resignation from the Boards of Directors of both First Security Group, Inc. and FSGBank, N.A., effective immediately.  At this time, I wish to devote more of my time to my family and my other business interests.  I wish all of you the best in the future.

Sincerely,

/s/ D. Ray Marler